Exhibit 99.1

FOR IMMEDIATE RELEASE

Tesoro Announces Intention to Offer $300 Million in Senior Notes

SAN ANTONIO, March 4, 2014 — Tesoro Corporation (NYSE:TSO) (“Tesoro”) today announced that it is proposing to offer in a registered offering $300 million aggregate principal amount of senior unsecured notes due 2024 (the “Notes Offering”), subject to market conditions. Tesoro intends to use the net proceeds from the Notes Offering, together with cash on hand, to fund Tesoro’s redemption of all of its outstanding 9.75% Senior Notes due 2019 (the “2019 Notes”). As of December 31, 2013, there was $300 million aggregate principal amount of the 2019 Notes outstanding. Tesoro currently expects to issue a notice of redemption to holders of the 2019 Notes upon the pricing of the Notes Offering. The redemption of the 2019 Notes is conditioned upon the closing of the Notes Offering.

RBS Securities Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and Mitsubishi UFJ Securities (USA), Inc. are acting as joint book-running managers for the Notes Offering. The Notes Offering is being made only by means of a prospectus, copies of which may be obtained by contacting RBS Securities Inc. by telephone at (866) 884-2071 or at the following address: RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901 Attn: High Yield Debt Capital Markets Syndicate. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Tesoro

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of 850,000 barrels per day. Tesoro’s retail-marketing system includes over 2,250 retail stations under the Tesoro®, Shell®, ARCO®, Exxon®, Mobil® and USA Gasoline(TM) brands.

This release contains certain statements that are “forward-looking statements”—that is, statements related to future, not past, events. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2013 and the prospectus in connection with the Notes Offering, in each case filed with the Securities and Exchange Commission. The risk factors and other factors noted in our Annual Report and our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. We will not update forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.

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Contact:

Investors:

Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:

Tesoro Media Relations, (210) 626-7702